Protective Insurance Corporation                                                                                                                                                                                                                                                                                                                                                      November 5, 2019
Unaudited Third Quarter Financial Statements                                                                                                                                                                                                                                                                                                           Investor Contact:  John Barnett
                                                                                                                                                                                                                                                                                                                                                                                     investors@protectiveinsurance.com
                                                                                                                                                                                                                                                                                                                                                                                                                     (317) 429-2554

PROTECTIVE INSURANCE CORPORATION ANNOUNCES RESULTS FOR THE QUARTER AND NINE MONTHS

Carmel, Indiana, November 5, 2019—Protective Insurance Corporation (NASDAQ: PTVCA, PTVCB) today reported results for the third quarter and first nine months of 2019.  The Company produced a third quarter net loss of $0.7 million, or $0.05 per share, which compares to a net loss of $12.3 million, or $0.82 per share, for the prior year’s third quarter.  For the first nine months of 2019, net income totaled $3.6 million, or $0.24 per share, which compares to a net loss of $9.5 million, or $0.63 per share, for the prior year period.
The loss from core business operations, before federal income tax benefit, was $1.1 million for the third quarter of 2019 compared to a loss from core business operations, before federal income tax benefit, of $17.9 million during the third quarter of 2018.  For the first nine months of 2019, the loss from core business operations, before federal income tax expense, totaled $4.6 million compared to a loss from core business operations, before federal income tax benefit, of $6.6 million during the 2018 period.

●
Book value per share increased by $0.07 per share to $25.33 during the third quarter of 2019, an increase of 0.3% in the quarter and total value creation of 0.7% including the $0.10 per share dividend paid to shareholders during the third quarter of 2019.  Shareholders’ equity decreased by $4.0m during the third quarter of 2019, a decrease of 1.1%.

●	Net investment income increased 20.2% for the third quarter of 2019 compared to the prior year and 21.4% during the first nine months of 2019 compared to prior year.
●
Repurchased $10.6 million (618,032 shares) since January 1, 2019.  These purchases are immediately accretive to book value per share, given an average repurchase price of 68% of September 30, 2019 book value.

●	Combined ratio of 107.1% for the third quarter of 2019 and 107.2% for the first nine months of 2019.

Net premiums earned for the third quarter of 2019 increased to $110.3 million, up 13.9% compared to the prior year period.  The higher net premiums earned were primarily the result of lower premiums ceded in the current quarter when compared to the same period in 2018. Gross premiums written for the third quarter of 2019 decreased 1.1% to $137.1 million compared to $138.7 million written during the prior year period.

Underwriting operations produced a combined ratio of 107.1% during the third quarter of 2019 compared to a combined ratio of 124.3% for the prior year period.  The higher combined ratio in the third quarter of 2018 reflects higher loss and loss expenses due to reserve strengthening of $16.4 million related to unfavorable prior accident year loss development in commercial automobile coverages.  During the third quarter of 2018 we also ceded an additional $13.8 million in premiums related to the reserve strengthening, which did not recur in the 2019 period.  For the third quarter of 2019, prior accident year loss development was unfavorable at $0.1 million.  For the first nine months of both 2019 and 2018, the combined ratio was flat at 107.2%.  The current year combined ratio reflects increased losses and loss expenses driven by severe commercial automobile claims, including continued emergence of severity.  For the first nine months of 2019, prior accident year loss development was favorable at $1.6 million.  The Company continues to maintain current accident-year loss ratios at a level consistent with rising severity expectations in commercial automobile.  In our commercial automobile portfolio, the Company attained rate increases of 17.5% on $35.4 million of premiums available for renewal during the third quarter of 2019.  As a result, the premium retention rate achieved in these product lines was less than in recent years, resulting from our commitment to remain disciplined in our underwriting and create long-term value for our stakeholders.

Jeremy Johnson, Protective’s Chief Executive Officer, said: “Our third quarter results demonstrate progress towards our key pricing and risk selection initiatives. The accident year loss ratio has decreased a further 1.9pts from the 2nd quarter, and 3.9pts from this time a year ago. We’re achieving significant rate increases in our commercial auto portfolio, while retaining our better priced business, managing volatility and exercising expense discipline. Our customers and distribution partners value the expertise we bring to them, and I’m confident in our ability to further improve underwriting performance.”

Commercial automobile products covered by our reinsurance treaties from July-2013 through June-2019 are subject to an aggregate stop-loss provision. Once this aggregate stop-loss level is reached, for every $100 of additional loss, the Company is responsible only for its $25 retention.  The following table illustrates the benefit of these reinsurance treaties, as the net financial loss to the Company of a further increase in ultimate losses for each of the six most recent reinsurance treaty years (2013-2018) covering these commercial automobile products is only about 25% of the gross loss:

	5% Increase in Ultimate Loss Ratio	10% Increase in Ultimate Loss Ratio
Gross loss expense from further strengthening current reserve position	$45.5	$90.9
Net financial loss	11.8	23.1
$/share (after tax)	$0.64	$1.25

Commercial automobile products covered by the Company’s reinsurance treaty from July-2019 through June-2020 are also subject to an aggregate stop-loss provision.  Once the aggregate stop-loss level is reached, for every $100 of additional loss, the Company is responsible for its $65 retention.  This increase in the Company’s retention compared to recent years, reflects both: (1) the Company choosing to buy less reinsurance, due to a higher cost of reinsurance for the 2019 treaty-year, and (2) the Company’s confidence in profitability improvements given rate increases it’s receiving on its commercial automobile products.

Net investment income for the third quarter of 2019 increased 20.2% to $6.7 million compared to $5.6 million in the prior year period.  The increase reflects an increase in average funds invested resulting from positive cash flow, as well as the continued reallocation from equity investments in limited partnerships and cash and cash equivalent investments into short duration, high quality bonds.  Our fixed income investment portfolio continues to emphasize shorter-duration instruments. If there was a hypothetical increase in interest rates of 100 basis points, the price of our fixed income portfolio, including cash, at September 30, 2019 would be expected to fall by approximately 2.6%.  Credit quality remains high with a weighted average rating of AA-, including cash.  For the first nine months of 2019, net investment income increased 21.4% to $19.4 million, compared to $16.0 million in 2018, reflecting investment impacts similar to those experienced during the third quarter.

The Company continues to focus on our operating initiative of expense discipline, reflected in the 0.3 percentage point decline in the expense ratio during the first nine months of 2019 when compared to 2018.  Additionally, the expense ratio for the third quarter of 2019 included charges of $1.6 million related to severance and new hire costs as well as bad debt expense, which we do not expect to recur. We will continue to manage our expense base, particularly as we gain greater clarity on the impact of continuing to attain increasing premium rates, and the influence of increased rates upon the retention of renewing policies.

Book value per share as of September 30, 2019 was $25.33, an increase of $1.38 per share during the first nine months of 2019, after the payment of cash dividends to shareholders totaling $0.30 per share.

The Company's net income (loss), determined in accordance with U.S. generally accepted accounting principles (GAAP) includes items that may not be indicative of ongoing operations. The following table reconciles income (loss) before federal income tax expense (benefit) to underwriting loss, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018

Income (loss) before federal income tax expense (benefit)	$(1,019)	$(15,569)	$4,445	$(12,199)
Less: Net realized gains on investments	1,141	449	1,468	1,740
Less: Net unrealized gains (losses) - equity securities and limited partnerships	(1,016)	1,924	7,573	(7,335)
Income (loss) from core business operations	$(1,144)	$(17,942)	$(4,596)	$(6,604)
Less: Net investment income	6,703	5,578	19,434	16,010
Underwriting loss	$(7,847)	$(23,520)	$(24,030)	$(22,614)

The Company’s management uses the term income (loss) from core business operations, a non-GAAP financial measure, which is defined as income (loss) before federal income tax expense (benefit) excluding pre-tax realized and unrealized investment gains and losses.  This financial measure is used to evaluate the Company’s operating performance because the recognition of realized investment gains and losses, and occurrence of unrealized gains, could distort analysis of trends in the core underwriting business.

The combined ratios and the components, as presented herein, are commonly used in the property/casualty insurance industry and are applied to the Company’s GAAP underwriting results.

Conference Call Information:
Protective Insurance Corporation has scheduled its quarterly conference call for Wednesday, November 6, 2019, at 11:00 AM EST to discuss results for the third quarter ended September 30, 2019.
To participate via teleconference, investors may dial 1-877-705-6003 (U.S./Canada) or 1-201-493-6725 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through November 13, 2019 by calling 1-844-512-2921 or 1-412-317-6671 and referencing passcode 13694810.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until May 6, 2020.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=136212.
Also available on the investor relations section of our web site is an investor presentation providing additional information to be reviewed in conjunction with our earnings call.  We have also made available complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q but do not include all of the information and footnotes as disclosed in the Company’s annual audited financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.
Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	September 30	December 31
	2019	2018
Assets
Investments [1]:
Fixed income securities (2019: $744,762; 2018: $600,504)	$757,841	$592,645
Equity securities	72,837	66,422
Limited partnerships, at equity	22,645	55,044
Commercial mortgage loans	9,418	6,672
Short-term [2]	1,000	1,000
	863,741	721,783
Cash and cash equivalents	85,777	163,996
Restricted cash and cash equivalents	22,410	6,815
Accounts receivable	105,801	102,972
Reinsurance recoverable	418,031	392,436
Other assets	93,756	88,426
Current federal income taxes	4,267	7,441
Deferred federal income taxes	2,984	6,262
	$1,596,767	$1,490,131

Liabilities and shareholders' equity
Reserves for losses and loss expenses	$960,695	$865,339
Reserves for unearned premiums	76,329	71,625
Borrowings under line of credit	20,000	20,000
Accounts payable and other liabilities	176,313	177,085
	1,233,337	1,134,049
Shareholders' equity:
Common stock-no par value	613	634
Additional paid-in capital	53,670	54,720
Accumulated other comprehensive income ( loss)	9,594	(7,347)
Retained earnings	299,553	308,075
	363,430	356,082
	$1,596,767	$1,490,131

Number of common and common
equivalent shares outstanding	14,347	14,869
Book value per outstanding share	$25.33	$23.95

[1] 2019 & 2018 cost in parentheses
[2] Approximates cost

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Revenues
Net premiums earned	$110,288	$96,807	$335,931	$314,209
Net investment income	6,703	5,578	19,434	16,010
Commissions and other income	2,716	3,413	6,761	7,488
Net realized gains on investments, excluding impairment losses	1,199	449	1,872	1,740
Other-than-temporary impairment losses on investments	(58)	-	(404)	-
Net unrealized gains (losses) on equity securities and limited partnership investments	(1,016)	1,924	7,573	(7,335)
Net realized and unrealized gains (losses) on investments	125	2,373	9,041	(5,595)
	119,832	108,171	371,167	332,112
Expenses
Losses and loss expenses incurred	84,781	94,540	262,336	244,327
Other operating expenses	36,070	29,200	104,386	99,984
	120,851	123,740	366,722	344,311
Income (loss) before federal income tax expense (benefit)	(1,019)	(15,569)	4,445	(12,199)
Federal income tax expense (benefit)	(312)	(3,244)	869	(2,691)
Net income (loss)	$(707)	$(12,325)	$3,576	$(9,508)

Per share data - diluted:
Income (loss) before net gains (losses) on investments	$(.06)	$(.95)	$(.24)	$(.34)
Net gains (losses) on investments	.01	.13	.48	(.29)
Net income (loss)	$(.05)	$(.82)	$.24	$(.63)

Reconciliation of shares outstanding:
Average shares outstanding - basic	14,361	14,969	14,607	14,998
Dilutive effect of share equivalents	-	-	77	-
Average shares outstanding - diluted	14,361	14,969	14,684	14,998

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	September 30
	2019	2018

Net cash provided by operating activities	$62,322	$60,370
Investing activities:
Purchases of available-for-sale investments	(342,299)	(330,217)
Purchases of limited partnership interests	-	(450)
Proceeds from sales or maturities
of available-for-sale investments	183,261	228,487
Proceeds from sales of equity securities	19,408	117,692
Purchase of insurance company-owned life insurance	-	(10,000)
Purchase of commercial mortgage loans	(2,746)	-
Distributions from limited partnerships	33,395	369
Other investing activities	(1,655)	(4,352)
Net cash provided by (used in) investing activities	(110,636)	1,529
Financing activities:
Dividends paid to shareholders	(4,429)	(12,652)
Repurchase of common shares	(10,283)	(2,620)
Net cash used in financing activities	(14,712)	(15,272)

Effect of foreign exchange rates on cash and cash equivalents	402	(209)

Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	(62,624)	46,418
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	170,811	68,713
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$108,187	$115,131

Financial Highlights (unaudited)
Protective Insurance Corporation and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018

Annualized
Book value per share beginning of period	$25.26	$27.14	$23.95	$27.83
Book value per share end of period	25.33	25.96	25.33	25.96
Change in book value per share	$0.07	$(1.18)	$1.38	$(1.87)
Dividends paid	0.10	0.28	0.30	0.84
Change in book value per share plus dividends paid	$0.17	$(0.90)	$1.68	$(1.03)
Total value creation [1]	2.7%	(13.3%)	9.4%	(4.9%)

Return on average shareholders' equity:
Average shareholders' equity	365,423	397,640	359,771	403,430

Net income	(707)	(12,325)	3,576	(9,508)
Less: Net realized gains (losses) on investments, net of tax	99	1,875	7,142	(4,420)
Net operating income (loss)	(806)	(14,200)	(3,566)	(5,088)

Return on net income [2]	(0.8%)	(12.4%)	1.3%	(3.1%)
Return on net operating income (loss) [2]	(0.9%)	(14.3%)	(1.3%)	(1.7%)

Loss and LAE expenses incurred	$84,781	$94,540	$262,336	$244,327
Net premiums earned	110,288	96,807	335,931	314,209
Loss and LAE ratio	76.9%	97.7%	78.1%	77.8%

Other operating expenses	$36,070	$29,200	$102,658	$99,984
Less: Commissions and other income	2,716	3,413	5,033	7,488
Other operating expenses, less commissions and other income	$33,354	$25,787	$97,625	$92,496
Net premiums earned	110,288	96,807	335,931	314,209
Expense ratio	30.2%	26.6%	29.1%	29.4%

Combined ratio [3]	107.1%	124.3%	107.2%	107.2%

Gross premiums written	$137,145	$138,699	$433,191	$429,792
Net premiums written	109,292	97,014	340,309	324,702

[1] Total Value Creation equals change in book value plus dividends paid, divided by beginning book value. Quarterly amounts have been annualized.
[2] Quarterly and year-to-date amounts have been annualized
[3] The combined ratio is calculated as ratio of losses and loss expenses incurred, plus other operating expenses, less commission and other income to net premiums earned.